Exhibit 99(n)

LAZARD RETIREMENT SERIES, INC.

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board of Directors (the “Board”) of Lazard Retirement Series, Inc. (the “Fund”), including a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund, which desires to offer multiple classes with respect to each series of the Fund listed on Schedule A attached hereto (each, a “Portfolio”), as such Schedule may be revised from time to time, has determined that the following plan is in the best interests of each Class (as defined below) individually and the Fund as a whole:

1. Class Designation. Fund shares shall be divided into Service Shares and Investor Shares (each, a “Class”).

2. Differences in Services. The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to Service Shares pursuant to the Fund’s Distribution and Servicing Plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution and Servicing Plan”).

3. Differences in Distribution Arrangements. Service Shares and Investor Shares shall be offered at net asset value. Neither Class shall be subject to any front-end or contingent sales charges. Service Shares shall be subject to an annual distribution and servicing fee at the rate of .25% of the value of the average daily net assets of the Service Shares pursuant to the Distribution and Servicing Plan.

4. Expense Allocation.

(a) The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (i) fees under the Distribution and Servicing Plan; (ii) transfer agent fees identified by the Fund’s transfer agent as being attributable to a specific Class; (iii) litigation or other legal expenses relating solely to a specific Class; and (iv) fees and expenses of administration that are identified and approved by the Board as being attributable to a specific Class.

(b) Income, realized gains and losses, unrealized appreciation and depreciation and expenses of each Portfolio not allocated to a particular Class pursuant to 4(a) above shall be allocated to each Class based on the net assets of that Class in relation to the net assets of the Portfolio.

Dated: August 25, 2010

SCHEDULE A

Name of Portfolio

Lazard Retirement Capital Allocator Opportunistic Strategies Portfolio
Lazard Retirement Developing Markets Equity Portfolio
Lazard Retirement Emerging Markets Equity Advantage Portfolio
Lazard Retirement Emerging Markets Equity Blend Portfolio
Lazard Retirement Emerging Markets Equity Portfolio
Lazard Retirement Emerging Markets Income Portfolio
Lazard Retirement Enhanced Opportunities Portfolio
Lazard Retirement Fundamental Long/Short Portfolio
Lazard Retirement Global Dynamic Multi Asset Portfolio
Lazard Retirement Global Listed Infrastructure Portfolio
Lazard Retirement Global Strategic Equity Portfolio
Lazard Retirement International Equity Advantage Portfolio
Lazard Retirement International Equity Concentrated Portfolio
Lazard Retirement International Equity Portfolio
Lazard Retirement International Equity Select Portfolio
Lazard Retirement International Small Cap Equity Portfolio
Lazard Retirement International Strategic Equity Portfolio
Lazard Retirement Managed Equity Volatility Portfolio
Lazard Retirement Master Alternatives Portfolio
Lazard Retirement US Equity Concentrated Portfolio
Lazard Retirement US Small Cap Equity Growth Portfolio
Lazard Retirement US Small-Mid Cap Equity Portfolio
Lazard Retirement US Strategic Equity Portfolio

Revised as of: April 29, 2015

A-1